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                        UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                           FORM 15

CERTIFICATION  AND  NOTICE  OF TERMINATION  OF  REGISTRATION
UNDER  SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF  1934
OR  SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

            Commission File Number     000-30499

               AEI INCOME & GROWTH FUND 23 LLC
   (Exact name of registrant as specified in its charter)


       30 East 7th Street, Suite 1300, St. Paul, Minnesota 55101
(Address, including zip code, of registrant's principal executive offices)

                          (651) 227-7333
             (Telephone number,including area code)

               Limited Liability Company Units
  (Title of each class of securities covered by this Form)

                          None
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)     [ ]      Rule 12h-3(b)(1)(i)  [ ]
   Rule 12g-4(a)(2)     [X]      Rule 12h-3(b)(1)(ii) [X]
                                 Rule 12h-3(b)(2)     [ ]
                                 Rule 15d-6           [ ]

Approximate number of holders of record as of the certification or notice date: 452

Pursuant to the requirements of the Securities Exchange Act of 1934 AEI INCOME & GROWTH FUND 23 LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                          /s/ Patrick W Keene
Date: February 25, 2008   By: Patrick W Keene, Chief Financial Officer
                          AEI Fund Management XXI, Inc.
                          Managing Member